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                                                                      EXHIBIT 11
                            BEAZER HOMES USA, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     Three                       Nine
                                                 Months Ended                 Months Ended
                                                    June 30,                    June 30,
                                             ---------------------       -----------------------
                                                1996        1995           1996           1995
                                             ---------------------       -----------------------
Primary:
 Earnings
  Net income                                 $    4,817   $    1,417     $   11,379    $    5,035
  Less: Dividends on preferred shares (a)         1,000            0          3,000             0
                                             ----------   ----------     ----------    ----------
  Net income applicable to common shares     $    3,817   $    1,417     $    8,379    $    5,035
                                             ==========   ==========     ==========    ==========

 Shares
  Weighted average number of unrestricted
   common shares outstanding                  6,376,100    8,916,576      6,376,100     9,055,770
  Weighted average number of restricted
   common shares outstanding, net                92,650      171,750         90,726       146,259
  Dilutive effect of outstanding options
   as determined by the application of the
   treasury stock method                         11,973            0         19,697            0
                                             ----------   ----------     ----------    ----------

  Weighted average number of shares
   outstanding, as adjusted                   6,480,723    9,088,326      6,486,523     9,202,029
                                             ==========   ==========     ==========    ==========
 Primary net income per share                     $0.59        $0.16          $1.29         $0.55
                                             ==========   ==========     ==========    ==========
Fully-diluted:
 Earnings
  Net income                                     $4,817   $    1,417     $   11,379    $    5,035
                                             ==========   ==========     ==========    ==========
 Shares
  Weighted average number of unrestricted
   common shares outstanding                  6,376,100    8,916,576      6,376,100     9,055,770
  Weighted average number of restricted
   common shares outstanding, net                92,650      171,750         90,726       146,259
  Dilutive effect of outstanding options
   as determined by the application of
   the treasury stock method                     11,973            0         19,697             0
  Assumed conversion of preferred stock (a)   2,624,672            0      2,624,672             0
                                             ----------   ----------     ----------    ----------

 Weighted average number of shares
  outstanding, as adjusted                    9,105,395    9,088,326      9,111,195     9,202,029
                                             ==========   ==========     ==========    ==========

Net income per share assuming full dilution       $0.53        $0.16          $1.25         $0.55
                                             ==========   ==========     ==========    ==========
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(a)  The Company's Series A Cumulative Convertible Exchangeable Preferred Stock
     (2,000,000 shares of $50,000,000 aggregate liquidation preference, convertible into 2,624,672 shares of common stock) issued in August 1995.